U.S. SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                          FORM SB-2 POS

        REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              eConnect
           (Name of Small Business Issuer in its charter)

            Nevada               454390         43-1239043
(State or jurisdiction          (Primary       (I.R.S.
of incorporation                Standard       Employer
or organization)                Classification Identification
                                Code Number)   No.)

2500 Via Cabrillo Marina, Suite 112, San Pedro, California 90731;
(310) 514-9482
(Address and telephone number of Registrant's principal executive offices and principal place of business)

Brian F. Faulkner, Esq. 3900 Birch St. Suite 113,
Newport Beach, California 92660; (949 975-0544
(Name, address, and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b)under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

                    CALCULATION OF REGISTRATION FEE

Title of     Amount to be  Proposed      Proposed   Amount of
each class   registered    maximum       maximum    reg. fee
of                         offering      aggregate
securities                 price per     offering
to be                      unit          price
registered

Common
Stock        61,000,000      $0.19       $11,590,000 $3,222.02

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

Pursuant to Rule 416, such additional amounts to prevent dilution from stock splits or similar transactions.

(2) Calculated in accordance with Rule 457(c): The average of the bid and asked price as of August 18, 1999.

PART I.  INFORMATION REQUIRED IN PROSPECTUS

                            PROSPECTUS

                             eConnect

                         61,000,000 Shares *
                            Common Stock
                   Offering Price $1.00 per Share

eConnect, a Nevada corporation ("Company"), is hereby offering up to 61,000,000 shares of its $0.001 par value common stock ("Shares") at an offering price of $10060 per Share on a delayed basis under Rule 415 pursuant to the terms of this Prospectus for the purpose of providing working capital for the Company.

The Shares offered hereby are highly speculative and involve a high degree of risk to public investors and should be purchased only by persons who can afford to lose their entire investment (See "Risk Factors" on page 4).

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
THE CONTRARY IS A CRIMINAL  OFFENSE.

                     Price to        Underwriting      Proceeds to
                     Public          Discounts and     Issuer
                                     Commissions

Per Share            $1.00               $0            $1.00
Total Maximum       $16,300,000          $0           $16,300,000

Information contained herein is subject to completion or amendment. The registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Dated: September _____, 1999

* Pursuant to SEC Rule 416, there will be a change in the amount of securities being issued to prevent dilution resulting from stock splits, stock dividends, or similar transaction.

THE SHARES ARE OFFERED BY THE COMPANY SUBJECT TO PRIOR SALE, ACCEPTANCE OF THE SUBSCRIPTIONS BY THE COMPANY AND APPROVAL OF CERTAIN LEGAL MATTERS BY COUNSEL TO THE COMPANY.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OPEN OFFER TO BUY INTO SECURITIES OFFERED HEREBY A STATE IN WHICH, OR TO A PERSON TRUE, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONTAINED HEREIN SUBSEQUENT TO THE DATE THEREOF. HOWEVER, IF A MATERIAL CHANGE OCCURS, THIS prospectus WILL BE AMENDED OR SUPPLEMENTED
ACCORDINGLY FOR ALL EXISTING SHAREHOLDERS, AND FOR ALL PROSPECTIVE INVESTORS WHO HAVE NOT YET BEEN ACCEPTED AS SHAREHOLDERS IN THE COMPANY.

THIS PROSPECTUS DOES NOT INTENTIONALLY OMIT ANY MATERIAL FACT OR CONTAIN ANY UNTRUE STATEMENT OF MATERIAL FACT. NO PERSON OR ENTITY HAS BEEN
AUTHORIZED BY THE COMPANY TO GIVE ANY INFORMATION OR MAKE A REPRESENTATION, WARRANTY, COVENANT, OR AGREEMENT WHICH IS NOT EXPRESSLY PROVIDED FOR OR CONTAINED IN THIS PROSPECTUS; IF GIVEN OR MADE, SUCH INFORMATION, REPRESENTATION, WARRANTY, COVENANT, OR AGREEMENT MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

THE COMPANY IS A REPORTING COMPANY. EACH PERSON WHO RECEIVES A PROPSECTUS WILL HAVE AN OPPORTUNITY TO MEET WITH REPRESENTATIVES OF THE COMPANY, DURING NORMAL BUSINESS HOURS UPON WRITTEN OR ORAL REQUEST TO THE COMPANY, IN ORDER TO VERIFY ANY OF THE INFORMATION INCLUDED IN THIS PROSPECTUS AND TO OBTAIN ADDITIONAL INFORMATION REGARDING THE COMPANY. IN ADDITION, EACH SUCH PERSON WILL BE PROVIDED WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OF THE INFORMATION THAT IS INCORPORATED BY REFERENCE IN THE PROSPECTUS AND THE ADDRESS (INCLUDING TITLE OR DEPARTMENT) AND TELEPHONE NUMBER TO WHICH SUCH REQUEST IS TO BE DIRECTED.

ALL OFFEREES AND SUBSCRIBERS WILL BE ASKED TO
ACKNOWLEDGE IN WRITING THAT THEY HAVE READ THIS
PROSPECTUS CAREFULLY AND THOROUGHLY, and understood the contents thereof, THEY WERE GIVEN THE OPPORTUNITY
TO OBTAIN ADDITIONAL INFORMATION; AND THEY DID SO TO
THEIR SATISFACTION.

A maximum of 61,000,000 shares may be sold on a delayed basis under Rule 415 under the Securities Act of 1933, as amended. The Price to Public only shows the Shares and warrants for common stock that will be offered to the public and which has not already been sold under this offering (a total of 10,000,000 shares), 8,000,000 of the total Shares will be set aside for employees stock options and 5,200,000 of the shares are being registered by certain shareholders of the Company: Ranco Plasticos, a Costa Rica corporation, and Menhur Azul, S.A., a Costa Rica corporation. The offering will remain open until September 7, 2001, which is a date which two years from the effective date of this Registration Statement (September 7, 1999).

(2) No commissions will be paid in connection with the sale of the Shares on this delayed basis.

(3) The Net Proceeds to the Company is before the payment of certain expenses in connection with this offering. See "Use of Proceeds."

TABLE OF CONTENTS

PROSPECTUS SUMMARY	                              1
RISK FACTORS	                                    3
USE OF PROCEEDS	                                10
DETERMINATION OF OFFERING PRICE	                10
DILUTION	                                       11
PLAN OF DISTRIBUTION	                           12
LEGAL PROCEEDINGS	                              13
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS
 AND CONTROL PERSONS	                           14
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
 OWNERS AND MANAGEMENT	                         15
DESCRIPTION OF SECURITIES	                      16
INTEREST OF NAMED EXPERTS AND COUNSEL	          17
DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	 17
ORGANIZATION WITHIN LAST FIVE YEARS	            18
DESCRIPTION OF BUSINESS	                        18
PLAN OF OPERATION	                              30
DESCRIPTION OF PROPERTY	                        30
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	 30
MARKET FOR COMMON EQUITY AND RELATED
 STOCKHOLDER MATTERS	                           32
EXECUTIVE COMPENSATION	                         33
FINANCIAL STATEMENTS	                           34
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
 ON ACCOUNTING AND FINANCIAL DISCLOSURE	        34

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by detailed information appearing elsewhere in this prospectus ("Prospectus"). Each prospective investor is urged to read this Prospectus, and the attached
Exhibits, in their entirety.

The Company.

Background.

eConnect was originally organized under the laws of the State of Missouri on September 1, 1981, as HANDY-TOP, INC. On April 20, 1983, the Articles of
Incorporation were amended to change the name of the corporation to HTI Corporation. On May 28, 1993, the
Articles of Incorporation were amended to change the name of the corporation to Leggoons, Inc. In addition to changing the company's name, the May
28,1993, amendment to the Articles of Incorporation increased the number of authorized shares of common stock from 40,000 to 10,000,000 and decreased the par value of the common stock from $1.00 per share to $.01 per share. Also on May 28, 1993, Leggoons, Inc., declared a 14-for-1 stock split.

Leggoons, Inc., was engaged in the design, manufacture and distribution of apparel and related accessories which are sold to better specialty and department stores nationwide under the brands
Leggoons, CPO by Leggoons, John Lennon Artwork
Apparel, and Snooggel.  On January 19, 1996,
Leggoons, Inc., entered into a Licensing Agreement with Robert Tamsky, a former director and employee of the Leggoons, Inc. Pursuant to the terms of the Licensing Agreement, the Leggoons, Inc., granted Mr.
Tamsky effective January 1, 1996, the right to use the LEGGOONS trademark in connection with the design, production, marketing, sales and sublicensing of all clothing, wearing apparel and accessories bearing the "LEGGOONS" symbol. This right will continue until December 31, 1998, and may be extended thereafter each year for an additional year. In consideration for the license, Mr. Tamsky, according to the Licensing Agreement, shall pay to the Leggoons, Inc.
a royalty of five percent of the net sales of "LEGGOONS" products.

Also on January 19, 1996, the Leggoons, Inc., adopted a formal plan to discontinue the designing, selling, manufacturing and distribution of its apparel products. As part of such plan, Leggoons, Inc., discontinued production on April 30, 1996, and intended to either sell or liquidate the operations within twelve months of that date.

On June 12, 1996, Leggoons, Inc., transferred all of
its assets and liabilities to a third party assignee,
under an "Assignment for the Benefit of Creditors"
(the "Assignment").   An Assignment is a business
liquidation device available as an alternative to bankruptcy. The third party assignee, a Nebraska corporation, also named Leggoons, Inc. (the
"Assignee"), will be required to properly, timely, and orderly dispose of all remaining assets for the benefit of creditors. Included in the Assignment were the rights and obligations of the Licensing
Agreement. Leggoons, Inc. continued to maintain its status as a shell corporation.

On February 18, 1997, Leggoons, Inc. entered into an
Agreement to License Assets from Home Point of Sales,
Inc.(now know as Electronic Transactions & Technology
"ET&T") for the purpose of licensing certain technology for the development of Personal Encrypted
Remote Financial Electronic Card Transactions ("PERFECT").
ET&T is a privately held corporation 70% owned by Thomas S. Hughes, President of the Company. This technology provides consumers with the option to instantly pay bills or impulse purchase from home with real time cash transactions. Management believes the proprietary technology and the large demand for wagering opportunities in today's marketplace will combine to generate substantial sales for the Company over the medium term.

Thomas S. Hughes, Chairman of ET&T, became
Chairman and President of Leggoons, Inc., on March 1,
1997. At that time, the name was changed to Betting, Inc.

On April 28, 1997, the Company entered into a Host Processing Agreement with ET&T for the purpose of having ET&T act as the bank host processing for all Betting, Inc.'s transactions that are sent by terminal s that read credit cards or ATM cards. On
March 27, 1998, the Company entered into a License
Agreement with ET&T for the purpose of licensing additional technology for processing electronic banking transactions. This licensing supplements the technology licensed under the Agreement dated
February 18, 1997.

On May 17, 1999, an Agreement and Plan of Merger between Betting, Inc., a Missouri corporation, into Betting, Inc., a Nevada corporation ("Company") was executed by an authorized signatory of each company.
At a duly called meeting of shareholders on May 21, 1999, the merger of the two companies was approved by a majority of the shareholders appearing in person or by proxy. Effective on June 1, 1999, Articles of
Merger were filed with the Nevada Secretary of State, which formally resulted in the redomicile to the State of Nevada. On June 4, 1999, a Certificate of
Amendment to Articles of Incorporation was filed with the Nevada Secretary of State changing the name of the Company to "eConnect" and increasing the number of authorized common shares to 100,000,000. On
August 23, 1999, a Certificate of Amendment to
Articles of Incorporation was filed with the Nevada
Secretary of State increasing the number of authorized common shares to 200,000,000.

(b)  Business.

The Company is made up of two divisions: The first, eGaming, is presently generating revenues and earnings from its eSportsbet and 777WINS.com acquisitions (internet gaming). The second division of eGate which is developing technology for ATM card with PIN or smart card payments (same-as-cash - only the merchant can reverse the transaction) using the Personal Encrypted Remote Financial Electronic Card
Transactions ("PERFECT"). Thus, the Company is both an Internet and non Internet company, and both a gaming and non gaming company. focused on connecting the consumer directly to the recipient merchant... no middlepersons. See "Description of Business."

The internet gaming industry is an industry that has developed significantly in recent years. The internet gaming industry as a whole is under increasing governmental scrutiny as the industry develops. It is possible that at some point in the future there could be legislation against gambling on the internet or other similar methods. See "Risk
Factors."

The Offering.

Shares of the Company will be offered as a shelf
registration under U.S. Securities and Exchange
Commission ("SEC") Rule 415 at $1.00 per Share
(except for the subscribed shares and warrants
described below in parts (b), (c), and (d).
10,000,000 common shares have already been
subscribed under this offering for various
acquisitions and consulting services for the
Company.    See "Plan of Distribution." The
remaining offering will be primarily used for the following purposes (maximum amounts): (a) sales to the general public, in connection with certain acquisitions by the Company, and in connection with certain consulting services for the Company, of the following: (i) 10,000,000 Shares; and (ii) 6,300,000 warrants (exercisable at $1.50 per Share from the effective date of this Registration Statement to December 31, 2001); (b) 20,000,000 Shares in
connection with the registration of restricted shares issued in connection with a Common Stock Purchase
Agreement ("Purchase Agreement"), dated September 28,
1999 (as of the date of this Amendment, 9,392,578 issued for a total consideration of $1,333,000;
(c) 1,000,000 shares to cover the exercise of warrants to purchase these share in connection with the Purchase Agreement (exercisable at a price equal to 80% of the closing bid price of the common stock on the effective date of the Purchase Agreement from said date until a date which is five years thereafter); (d) 500,000 warrants in connection with certain drawdowns under the Purchase Agreement
(exercisable at the closing bid price on the date of each draw from the effective date of the Purchase
Agreement until a date which is five years thereafter); (e) 5,000,000 options for Shares to be issued in the future to employees of the Company, exercisable at $0.50 per Share; (f) 3,000,000 options for Shares to be issued in the future to Thomas S.
Hughes, President of the Company, exercisable at $0.50 per Share; and (g) 5,200,000 of restricted shares being registered by certain shareholders of the Company: Ranco Plasticos, a Costa Rica corporation, and Menhur Azul, S.A., a Costa Rica corporation. See "Plan of Distribution."

If all the Shares being offered to the public are sold, this will represent net proceeds of a maximum of $16,300,000, less certain costs associated with this offering. See "Use of Proceeds. " This balance will be used as working capital for the Company.

Liquidity of Investment.

Although the Shares will be "free trading," and is an established market for the Shares, there is not a large public float in the Shares: 15,609,149 as of August 13, 1999. Therefore, an investor may not be able to sell is Shares when he or she wishes;
therefore, an investor may consider his or her investment to be long-term. See "Risk Factors."

Risk Factors.

And investment in the company involved risks due in part to a limited previous financial and operating history of Company, as well as competition in the internet gaming industry. Also, certain potential conflicts of interest arise due to the relationship of the Company to management and others. See "Risk
Factors."

RISK  FACTORS

THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE
IN NATURE AND INVOLVE A HIGH DEGREE OF RISK. THEY
SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO
LOSE THEIR ENTIRE INVESTMENT. THEREFORE, EACH
PROSPECTIVE INVESTOR SHOULD, PRIOR TO PURCHASE,
CONSIDER VERY CAREFULLY THE FOLLOWING RISK FACTORS
AMONG OTHER THINGS, AS WELL AS ALL OTHER INFORMATION
SET FORTH IN THIS PROSPECTUS.

Limited Prior Operations and Experience.

The Company is newly reorganized, has only limited revenues from its new internet operations, and has only limited assets. There can be no assurance that the Company will generate significant revenues in the future; and there can be no assurance that the Company will operate at a profitable level. See
"Description of Business." If the Company is unable to obtain customers and generate sufficient revenues so that it can profitably operate, the Company's business will not succeed. In such event, investors in the Shares may lose their entire cash investment.

Also the Company and its management do not have significant experience in the internet business, and in particular the on-line gaming business. See
"Directors, Officers, Promoters, and Control
Persons."

Dependence on the Internet Industry

The Company's business is influenced by the rate of use and expansion in the internet industry.
Although this industry, and in particular on-line gaming, have been expanding at a rapid rate in recent years, there is no guarantee that it will continue to do so in the future. Declines in these industries may influence the Company's revenues adversely.

Influence of Other External Factors.

The internet industry, and internet gaming in particular, is a speculative venture necessarily involving some substantial risk. There is no certainty that the expenditures to be made by the Company will result in commercially profitable business. The marketability of internet gaming will be affected by numerous factors beyond the control of the Company. These factors include market fluctuations, and the general state of the economy
(including the rate of inflation, and local economic conditions), which can affect peoples' discretionary spending. Factors which leave less money in the hands of potential clients of the Company will likely have an adverse effect on the Company. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital.

Regulatory Factors.

Existing and possible future consumer
legislation, regulations and actions could cause additional expense, capital expenditures, restrictions and delays in the activities undertaken in connection with the party planning business, the extent of which cannot be predicted. The U.S. Senate is presenting discussing a proposed bill by Senator
Jon Kyl of Arizona which would ban internet gaming in the United States. The passage of such a bill may adversely affect the operation of the Company, including increased costs if certain of the Company operations are then moved to a foreign jurisdiction.
The exact affect of such legislation cannot be predicted until it is in final form. If, however, a federal statute was passed into legislation making
Internet gambling illegal, eSportsbet.com is prepared to make the necessary adjustments to continue to operate legally.

Competition.

The Company may experience substantial
competition in its efforts to locate and attract clients. Many competitors in the internet industry, and in particular internet gaming, have greater experience, resources, and managerial capabilities than the Company and may be in a better position than the Company to obtain access to attractive clientele.
There are a number of larger companies which will directly compete with the Company. Such competition could have a material adverse effect on the Company's profitability.

Success of Management.

Any potential investor is strongly cautioned that the purchase of these securities should be evaluated on the basis of: (i) the limited diversification of the venture capital opportunities afforded to the Company, (ii) the high-risk nature and limited liquidity of the Company, and (iii) the Company's ability to utilize funds for the successful development and distribution of revenues as derived by the revenues received by the Company's yet undeveloped portfolio of clients, and any new potentially profitable ventures, among other things.
The Company can offer no assurance that any particular client and/or property under its management contract will become successful.

Reliance on Management.

The Company's success is dependent upon the hiring of key administrative personnel. None of the officers or directors, or any of the other key personnel, has any employment or non-competition agreement with the Company. Therefore, there can be no assurance that these personnel will remain employed by the Company.
Should any of these individuals cease to be affiliated with the Company for any reason before qualified replacements could be found, there could be material adverse effects on the Company's business and prospects. In addition, management has no experience is managing companies in the same business as the Company.

In addition, all decisions with respect to the management of the Company will be made exclusively by the officers and directors of the Company. Investors will only have rights associated with minority ownership interest rights to make decision which effect the Company. The success of the Company, to a large extent, will depend on the quality of the directors and officers of the Company. Accordingly, no person should invest in the Shares unless he is willing to entrust all aspects of the management of the Company to the officers and directors.

Use of Proceeds Not Specific.

The proceeds of this offering have been allocated only generally. Proceeds from the offering have been allocated generally to legal and accounting, and working capital. Accordingly, investors will entrust their funds with management in whose judgment investors may depend, with only limited information about management's specific intentions with respect to a significant amount of the proceeds of this offering. See "Use of Proceeds."

Lack of Diversification.

The size of the Company makes it unlikely that the Company will be able to commit its unds to diversify the business until it has a proven track record, and the Company may not be able to achieve the same level of diversification as larger entities engaged in this type of business.

No Cumulative Voting

Holders of the Shares are not entitled to accumulate their votes for the election of directors or otherwise. Accordingly, the holders of a majority of the Shares present at a meeting of shareholders will be able to elect all of the directors of the Company, and the minority shareholders will not be able to elect a representative to the Company's board of directors.

Absence of Cash Dividends

The Board of Directors does not anticipate paying cash dividends on the Shares for the foreseeable future and intends to retain any future earnings to finance the growth of the Company's business. Payment of dividends, if any, will depend, among other factors, on earnings, capital requirements, and the general operating and financial condition of the Company, and will be subject to legal limitations on the payment of dividends out of paid-in capital.

Conflicts of Interest.

The officers and directors have other interests to which they devote substantial time, either individually or through partnerships and corporations in which they have an interest, hold an office, or serve on boards of directors, and each will continue to do so notwithstanding the fact that management time may be necessary to the business of the Company.
As a result, certain conflicts of interest may exist between the Company and its officers and/or directors which may not be susceptible to resolution.

In addition, conflicts of interest may arise in the area of corporate opportunities which cannot be resolved through arm's length negotiations. All of the potential conflicts of interest will be resolved only through exercise by the directors of such judgment as is consistent with their fiduciary duties to the Company. It is the intention of management, so as to minimize any potential conflicts of interest, to present first to the Board of Directors to the Company, any proposed investments for its evaluation.

Investment Valuation Determined by the Board of
Directors.

The Company's Board of Directors is responsible for valuation of the Company's investments. There are a wide range of values which are reasonable for an investment for the Company's services. Although the Board of Directors can adopt several methods for an accurate evaluation, ultimately the determination of fair value involves subjective judgment not capable of substantiation by auditing standards. Accordingly, in some instances it may not be possible to substantiate by auditing standards the value of the Company's investments. The Company's Board of
Directors will serve as the valuation committee, responsible for valuing each of the Company's investments. In connection with any future distributions which the Company may make, the value of the securities received by investors as determined by the Board may not be the actual value that the investors would be able to obtain even if they sought to sell such securities immediately after a distribution. In addition, the value of the distribution may decrease or increase significantly subsequent to the distributee shareholders' receipt thereof, notwithstanding the accuracy of the Board's evaluation.

Additional Financing May Be Required.

Even if all of the 47,800,000 Shares offered to the public and in connection with the acquisition hereby are sold, the funds available to the Company may not be adequate for it to be competitive in the areas in which it intends to operate. See "Plan of Distribution." There is no assurance that additional funds will be available from any source when needed by the Company for expansion; and, if not available, the Company may not be able to expand its operation as rapidly as it could if such financing were available. The proceeds from this offering are expected to be sufficient for the Company to become develop and market it line of services. Additional financing could possibly come in the form of debt/preferred stock. If additional shares were issued to obtain financing, investors in this offering would suffer a dilutive effect on their percentage of stock ownership in the Company.
However, the book value of their shares would not be diluted, provided additional shares are sold at a price greater than that paid by investors in this offering. The Company does not anticipate having within the next 12 months any cash flow or liquidity problems.

Purchases by Affiliates.

Certain officers, directors, principal shareholders and affiliates may purchase, for investment purposes, a portion of the Shares offered hereby, which could, upon conversion, increase the percentage of the Shares owned by such persons. The purchases by these control persons may make it possible for the Offering to meet the escrow amount.

No Assurance Shares Will Be Sold.

The 47,800,000 Shares being offered to the public and in connection with the acquisition are to be offered directly by the Company, and no individual, firm, or corporation has agreed to purchase or take down any of the shares. No assurance can be given that any or all of the Shares will be sold.

Offering Price.

The offering price of the Shares bears no relation to book value, assets, earnings, and currently is $0.60 per share. There can be no assurance that the Shares will maintain market values commensurate with the offering price. See "Determination of Offering
Price."

"Shelf" Offering

The Shares are offered directly by the Company on a delayed basis pursuant to certain exercise rights of warrants and conversion rights of debentures. No individual, firm or corporation has agreed to elect such exercise or conversion of any of the offered
Shares. No assurance can be given that any or all of the Shares will be issued. No broker-dealer has been retained as an underwriter and no broker-dealer is under any obligation to purchase any of the Shares.
In addition, the officers and directors of the Company, collectively, have limited experience in the offer and sale of securities on behalf of the Company. See "Plan of Distribution."

Limited Public Market for Company's Securities.

Prior to the Offering, there has been only a limited public market for the Shares being offered (a total of issued and outstanding shares as of August 13, 1999 of 60,523,775 held by only 415 shareholders of record). There can be no assurance that an active trading market will develop or that purchasers of the Shares will be able to resell their securities at prices equal to or greater than the respective initial public offering prices. The market price of the Shares may be affected significantly by factors such as announcements by the Company or its competitors, variations in the Company's results of operations, and market conditions in the retail, electron commerce, and internet industries in general. The market price may also be affected by movements in prices of stock in general. As a result of these factors, purchasers of the Shares offered hereby may not be able to liquidate an investment in the Shares readily or at all.

Penny Stock Regulations.

The Company's Shares are quoted on the Over the Counter Bulletin Board maintained by the National
Association of Securities Dealers, Inc., which reports quotations by brokers or dealers making a market in particular securities. In view of the fact that no broker will be involved in this offering, it is likely to be difficult to find a broker who is willing to make an active market in the stock. The
SEC has adopted regulations which generally define
"penny stock" to be any equity security that has a market price less than $5.00 per share. The Company's shares will become subject to rules that impose additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors
(generally those with assets in excess of $1,000,000
or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, broker-dealers must make a special suitability determination for the purpose of such securities and must have received the purchaser's written consent to the transaction prior to the purchase.

Additionally, for any transaction effected involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealers to sell the Company's
Shares and may affect the ability of purchasers in the Offering to sell the Company's securities in the secondary market. There is no assurance that a market will develop for the Company's Shares.

Shares Eligible For Future Sale

All of the 9,850,000 Shares which are currently held, directly or indirectly, by management have been issued in reliance on the private placement exemption under the Securities Act of 1933, as amended ("Act").
See "Security Ownership of Certain Beneficial Owners and Management." Such Shares will not be available for sale in the open market without separate registration except in reliance upon Rule 144 under the Act. In general, under Rule 144 a person (or persons whose shares are aggregated) who has beneficially owned shares acquired in a non-public transaction for at least on year, including persons who may be deemed affiliates of the Company (as that term is defined under the Act) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock, or the average weekly reported trading volume on all national securities exchanges and through NASDAQ during the four calendar weeks preceding such sale, provided that certain current public information is then available. If a substantial number of the Shares owned by these shareholders were sold pursuant to Rule 144 or a registered offering, the market price of the Common Stock could be adversely affected.

Forward-Looking Statements.

This Prospectus contains "forward looking statements" within the meaning of Section 27A of the Act, and Section 21E of the Securities Act of 1934, as amended, and as contemplated under the Private
Securities Litigation Reform Act of 1995, including statements regarding, among other items, the Company's business strategies, continued growth in the Company's markets, projections, and anticipated trends in the Company's business and the industry in which it operates. The words "believe," "expect,"
"anticipate," "intends," "forecast," "project," and similar expressions identify forward-looking statements. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control.
The Company cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward looking statements, including those factors described under "Risk Factors" and elsewhere herein In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Prospectus will in fact transpire or prove to be accurate. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this section.

Uncertainty Due to Year 2000 Problem.

The Year 2000 issue arises because many
computerized systems use two digits rather than four to identify a year. Date sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using the year
2000 date is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 issue may be experienced before, on, or after January 1, 2000, and if not addressed, the impact on operations and financial reporting may range from minor errors to significant system failure which could affect the Company's ability to conduct normal business operations. This creates potential risk for all companies, even if their own computer systems are Year 2000 compliant. It is not possible to be certain that all aspects of the Year 2000 issue affecting the Company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

The Company currently believes that its systems are Year 2000 compliant in all material respects, its current systems and products may contain undetected errors or defects with Year 2000 date functions that may result in material costs. Although management is not aware of any material operational issues or costs associated with preparing its internal systems for the Year 2000, the Company may experience serious unanticipated negative consequences (such as significant downtime for one or more of its web site properties) or material costs caused by undetected errors or defects in the technology used in its internal systems. Furthermore, the purchasing patterns of advertisers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. The Company does not currently have any information about the Year 2000 status of its advertising customers. However, these expenditures may result in reduced funds available for web advertising or sponsorship of web services, which could have a material adverse effect on its business, results of operations, and financial condition. The
Company's Year 2000 plans are based on management's best estimates.

USE OF PROCEEDS

Following the issuance of the 47,800,000 Shares and warrants for common stock offered for sale by the Company to the public, this will represent gross proceeds to the Company of approximately $28,680,000
(less certain expenses of this offering). See "Plan of Distribution." These proceeds, less the expenses of the offering, will be used to provide working capital for the Company.

The following table sets forth the use of proceeds from this offering (based on the minimum and maximum offering amounts):

Use of Proceeds                Maximum      Offering
                               Amount       Percent
Transfer Agent Fee             $1,000        0.006%
Printing Costs                 $1,000        0.006%
Legal Fees                    $50,000        0.28%
Accounting Fees                $1,500        0.008%
Working Capital               $17,579,500    99.70%
Total                         $17,633,000    100.00%

Management anticipates expending these funds for the purposes indicated above. To the extent that expenditures are less than projected, the resulting balances will be retained and used for general working capital purposes or allocated according to the discretion of the Board of Directors. Conversely, to the extent that such expenditures require the utilization of funds in excess of the amounts anticipated, supplemental amounts may be drawn from other sources, including, but not limited to, general working capital and/or external financing. The net proceeds of this offering that are not expended immediately may be deposited in interest or non-interest bearing accounts, or invested in government obligations, certificates of deposit, commercial paper, money market mutual funds, or similar investments.

DETERMINATION OF OFFERING PRICE

The offering price is not based upon the Company's net worth, total asset value, or any other objective measure of value based upon accounting measurements.
As of the close of trading on September 20, 1999, the price of the common stock of the Company is $0.24 per share. The offering price was determined by viewing the current prospects for the company, as well as expressions on interest in purchasing the Shares from potential investors.

PLAN OF DISTRIBUTION

Shares of the Company will be offered as a shelf registration under SEC Rule 415 at $1.00 per Share, except for the Subscribed Shares and Warrants and Further Warrants (as defined below) (the public offering price of the Shares will be modified, from time to time, by amendment to this Prospectus, in accordance with changes in the market price of the Company's common stock). 10,000,000 of the common shares have already been subscribed under this offering for various acquisitions and consulting services for the Company. The remaining offering will be sold under the following categories (maximum amounts): (a) sales to the general public, in connection with certain acquisitions by the Company, and in connection with certain consulting services for the Company, of the following; (i) 10,000,000 shares; and (ii) 6,300,000 warrants (exercisable at $1.50 per share from the effective date of this Registration
Statement to December 31, 2001); (b) 20,000,000
Shares in connection with the registration of restricted shares ("Subscribed Shares") under a Registration Rights Agreement issued in connection with a Common Stock Purchase Agreement ("Purchase
Agreement"), dated September 28, 1999; (c) 1,000,000
Shares to cover the exercise of 1,000,000 warrants
("Warrants") in connection with the Purchase
Agreement (exercisable at a price equal to 80% of the closing bid price of the common stock on the effective date of the Purchase Agreement from said date until a date which is five years thereafter);
(d) 500,000 Shares to cover the exercise of 500,000 warrants ("Further Warrants") in connection with certain drawdowns under the Purchase Agreement
(exercisable at the closing bid price on the date of each drawdown from the effective date of the Purchase
Agreement until a date which is five years thereafter); (e) 5,000,000 options for Shares to be issued in the future to employees of the Company, exercisable at $0.50 per Share; (f) 3,000,000 options for Shares to be issued in the future to Thomas S.
Hughes, President of the Company, exercisable at $0.50 per Share; and (g) 5,200,000 of restricted shares being registered by certain shareholders of the Company: Ranco Plasticos, a Costa Rica corporation, and Menhur Azul, S.A., a Costa Rica corporation.

As set forth in the Registration Rights
Agreement and based upon the terms and subject to the conditions of the Subscription Agreement, the Company has agreed to issue and sell to the subscriber up to $5,000,000 of the common stock of the Company, which will be converted into free trading shares of the common stock of the Company upon the terms and subject to the conditions of the Subscribed Shares
(the number of Shares to be issued in connection with any drawdown under the Subscription Agreement will equal the dollar amount of such drawdown divided by 80% of the lowest closing reported bid price of the Shares for the five trading days immediately preceding the drawdown date). In addition, under the Registration Rights Agreement, the Company will register 1,500,000 Shares to cover the exercise of the Warrants and Further Warrants, as set forth above. The Subscription Agreement, Registration
Rights Agreement, and Warrant are incorporated herein by reference, and are set forth in their entirety as Exhibits 4.2, 4.2, and 4.4 to this Form SB-2/A.

Under the Registration Rights Agreement, the
Company is obligated to prepare and file with the SEC, no later than ten (10) days after the effective date of the Subscription Agreement, a post-effective amendment to the Registration Statement on Form SB-
2/A declared effective by the SEC on September 7, 1999, covering a sufficient number of shares of common stock to cover the registration of the maximum of $5,000,000 of the Subscribed Shares and the conversion of a maximum of 1,500,000 Warrants and Further Warrants. If at any time the number of Shares of into which such Subscribed Shares and Warrants and Further Warrants issued in this offering may be converted exceeds the aggregate number of shares of common stock then registered, the Company is obligated to, within ten business days after receipt of written notice from any subscriber, file with the SEC an additional Registration Statement on Form SB-2 or any other applicable registration statement, to register the shares of common stock into which the Subscribed Shares may be converted that exceed the aggregate number of shares of common stock already registered.

There can be no assurance that all of these Shares will be issued. The gross proceeds to the Company represented by issue of all the Shares and warrants for Shares under this amended offering to the public
(16,300,000) will be approximately $16,300,000; this
does not include the Subscribed Shares and the Warrants and further Warrants since the amount rainsed from these sales will fluctuate depending on the current market price of the Shares (to the date of this Amendment, 9,392,578 were issued for a total consideration of $1,333,000. No commissions or other fees will be paid, directly or indirectly, by the Company, or any of its principals, to any person or firm in connection with solicitation of sales of the shares. The public offering price of the Shares will be modified, from time to time, by amendment to this Prospectus, in accordance with changes in the market price of the Company's common stock. These securities are offered by the Company subject to prior issue and to approval of certain legal matters by counsel.

Opportunity to Make Inquiries.

The Company will make available to each Offeree, prior to any issue of the Shares, the opportunity to ask questions and receive answers from the Company concerning any aspect of the investment and to obtain any additional information contained in this Prospectus, to the extent that the Company possesses such information or can acquire it without unreasonable effort or expense.

Execution of Documents.

Each person desiring to be issued Shares, either as a conversion of a debenture, or an exercise of a warrant, must complete, execute, acknowledge, and delivered to the Company certain documents, By executing these documents, the subscriber is agreeing that such subscriber will be, a shareholder in the Company and will be otherwise bound by the articles of incorporation and the bylaws of the Company in the form attached to this Prospectus.

LEGAL PROCEEDINGS

On August 19, 1999, counsel for Thomson Kernaghan threatened to file suit against the Company in connection with certain funds provided to the Company in the amount of $500,000 by CALP II, LP under a debenture agreement. On November 15, 1999, the Company was served with a federal district court complaint in this matter seeking damages in the amount of $1,233,889, as well as an application for various orders. The Company has reached a settlement with CALP, dated December 3, 1999, which call for the payment of $200,000 and 5,000,000 free trading shares of the Company in accordance with the terms of the debenture agreement. This settlementfully and finally resolves that litigation.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS,AND CONTROL PERSONS

The names, ages, and respective positions of the directors, officers, and significant employees of the Company are set forth below. There are no other persons which can be classified as a promoter or controlling person of the Company.

Thomas S. Hughes, President/Director.

Mr. Hughes, Age 52, has been President of the
Company since March 1997. From 1993 to the present, he has also served as the President of Electronic
Transactions & Technologies, a privately held Nevada corporation which developed terminals for wireless home and internet applications.

Jack M. Hall, Secretary/Director.

Mr. Hall, age 72, founded and is currently
President of Hall Developments, a real estate development company he founded in 1991, which employs a staff of 10 people. Mr. Hall spends approximately
20 hours per week searching out strategic alliances for the Company.

Diane Hewitt, Treasurer/Director.

Ms. Hewitt, age 51, has been an interior designer since 1991. Currently she owns and manages her own firm, D. Diane Hewitt Designs. This firm's expertise is churches and employs a staff of five people. Ms. Hewitt currently devotes approximately
25 hours per week in working with the Company's image development and consulting with the Company's advertising firm.

Anthony L. Hall, Vice President, Director of
Technology.

Mr. Hall, age 34, has been Vice President and
Director of Technology of the Company since inception. Mr. Hall has been the creative mind behind the state of the art advancements made by the company. Mr. Hall is responsible for all technological decisions including but not limited to telephone call center, web site design and in- house software implementation and computer systems engineering and support. Mr. Hall is a unique individual within the technological community. A technological savante who combines incomparable knowledge of the computer world with the savvy of a successful businessman. Mr. Hall learned his trade over the last six years with such renowned institutions as the Kraft Group (owners of International Forest Products and the New England
Patriots), Fidelity Investments, Partners Health Care and most recently as Managing Director of the firm he founded, Isis Technology Group.

Kevin J. Lewis, Vice President, Sports Book
Operations.

Mr. Lewis, age 36, has been Vice President and Senior
Manager of Sports Book Operations of the Company since it was founded. After a long and exhaustive process, Mr. Lewis was selected from a select group of candidates to lead the operations and sports handicapping management of the company. He has 19 years experience as a sports book manager with several of the largest and most profitable sports books in the world. He has worked in Las Vegas, the Domincan Republic, Antigua, Costa Rica and Canada with such respected sports books as Tradewinds, Grand
Prix Sports Book and WWTS. Mr. Lewis is known as a sage amongst his peers and is, with little doubt, the best sports book and betting line manager in the industry.

Over the next few months, James Wexler, will phase into the position as CEO of the Company. Presently, Thomas S. Hughes is fulfilling that role. Hughes will remain as the chairman of the Company once James
Wexler has taken the CEO position.

Mr. Wexler is a highly motivated professional with almost six years experience in the investment banking industry primarily with the firms of Morgan Stanley
Dean Witter and Bear Stearns & Co., Inc. In addition,
Mr. Wexler has more than twelve years experience in the gambling and sports handicapping fields and is considered a knowledgeable expert within the industry. For many years, he has served as a consultant to off shore sports books, handicappers and sports bettors. Mr. Wexler's visionary leadership creates the ideal union between fundamental business theory, state of the art technology and the necessary knowledge of sports gambling.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

The following table sets forth, as of August 13, 1999, the outstanding Shares of common stock of the Company owned of record or beneficially by each person who owned of record, or was known by the Company to own beneficially, more than 5% of the Company's Common Stock, and the name and share holdings of each officer and director and all officers and directors as a group (out of a total issued and outstanding shares of 60,523,775 as of that date):

Title of  Name and              Amount     Percent
Class     Address of            and        of
          Beneficial Owner      Nature     Class
                                of
                                Beneficial
                                Owner
Common
Stock    Thomas S, Hughes       4,450,000   7.35%
         31310 Eaglehaven Circle
         Rancho Palos Verdes
         California 90275

Common
Stock    Electronic Transactions 5,400,000  8.92%
         & Technologies
         2500 Via Cabrillo
         Marina, Suite 112
         San Pedro, Ca 90731

Common
Stock    Rogel Technologies      5,000,000  8.26%
         3399 East 19th Street
         Signal Hill, Ca 90804

Common
Stock    Cede & Co.             15,609,149 25.79%
         P.O. Box 222
         Bowling Green Station
         New York, New York
         10274

(1) Other than the Shares owned by Mr. Hughes directly and indirectly through Electronic
Transactions & Technologies, none of the other officers or directors of the Company own any of the Shares.

(2) Neither Mr. Clinton nor Mr. Hughes have the right to acquire any amount of the Shares within sixty days from options, warrants, rights, conversion privilege, or similar obligations.

DESCRIPTION OF SECURITIES

General Description.

The securities being offered are shares of common stock. The Articles of Incorporation authorize the issuance of 200,000,000 shares of common stock, with a par value of $0.001. The holders of the Shares: (a) have equal ratable rights to dividends from funds legally available therefore, when, as, and if declared by the Board of Directors of the Company;
(b) are entitled to share ratably in all of the assets of the Company available for distribution upon winding up of the affairs of the Company; (c) do not have preemptive subscription or conversion rights and there are no redemption or sinking fund applicable thereto; and (d) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders. These securities do not have any of the following rights:
(a) cumulative or special voting rights; (b) preemptive rights to purchase in new issues of Shares; (c) preference as to dividends or interest;
(d) preference upon liquidation; or (e) any other special rights or preferences. In addition, the Shares are not convertible into any other security.
There are no restrictions on dividends under any loan other financing arrangements or otherwise. See a copy of the Articles of Incorporation, and amendments thereto, and Bylaws of the Company, attached as
Exhibit 3.1, Exhibit 3.2, and Exhibit 3.3, respectively, to this Form SB-2.

Non-Cumulative Voting.

The holders of Shares of Common Stock of the Company do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding
Shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining
Shares will not be able to elect any of the Company's directors.

Dividends.

The Company does not currently intend to pay cash dividends. The Company's proposed dividend policy is to make distributions of its revenues to its stockholders when the Company's Board of Directors deems such distributions appropriate. Because the Company does not intend to make cash distributions, potential shareholders would need to sell their shares to realize a return on their investment. There can be no assurances of the projected values of the shares, nor can there be any guarantees of the success of the Company.

A distribution of revenues will be made only when, in the judgment of the Company's Board of Directors, it is in the best interest of the Company's stockholders to do so. The Board of Directors will review, among other things, the investment quality and marketability of the securities considered for distribution; the impact of a distribution of the investee's securities on its customers, joint venture associates, management contracts, other investors, financial institutions, and the company's internal management, plus the tax consequences and the market effects of an initial or broader distribution of such securities.

Possible Anti-Takeover Effects of Authorized but
Unissued Stock.

Upon the completion of this Offering, assuming the maximum offering of 61,000,000 is sold, the Company's authorized but unissued capital stock will consist of 78,476,225 shares of common stock (based on the issued and outstanding Shares of 60,523,775 as of August 13, 1999). One effect of the existence of authorized but unissued capital stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or otherwise, and thereby to protect the continuity of the Company's management.
If, in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal was not in the Company's best interests, such shares could be issued by the Board of Directors without stockholder approval in one or more private placements or other transactions that might prevent, or render more difficult or costly, completion of the takeover transaction by diluting the voting or other rights of the proposed acquiror or insurgent stockholder or stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Transfer Agent.

The Company has engaged the services of Corporate
Stock Transfer, 370 17th Street, Suite 2350, Denver,
Colorado 80202, to act as transfer agent and registrar.

INTEREST OF NAMED EXPERTS AND COUNSEL

No named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of the small business issuer.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

No director of the Company will have personal liability to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in the Articles of Incorporation limiting such liability.
The foregoing provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable
Sections of the Nevada Revised Statutes, (iv) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or, (v) for any transaction from which the director derived an improper personal benefit.

The By-laws provide for indemnification of the directors, officers, and employees of the Company in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees of the Company if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation. The Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751).

The officers and directors of the Company are
accountable to the Company as fiduciaries, which
means they are required to exercise good faith and
fairness in all dealings affecting the Company.   In
the event that a shareholder believes the officers and/or directors have violated their fiduciary duties to the Company, the shareholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the shareholder's rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Shareholders who have suffered losses in connection with the purchase or sale of their interest in the Company in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from the Company.

The registrant undertakes the following:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ORGANIZATION WITHIN LAST FIVE YEARS

The names of the promoters of the registrant are the officers and directors as disclosed elsewhere in this Form SB-2. None of the promoters have received anything of value from the registrant.

DESCRIPTION OF BUSINESS

In its' aggressive pursuit to deliver diverse, leading-edge solutions, the Company has created a wide range of customer-driven service programs and patent-pending products that are technologically proven, accepted by consumers and endorsed by businesses of every size. The Company is made up of two divisions: The first, eGaming, is presently generating revenues and earnings from its eSportsbet and 777WINS.com acquisitions. The second division of eGate which is developing technology for ATM card with PIN or smart card payments (same-as-cash - only the merchant can reverse the transaction) using the Personal Encrypted Remote Financial Electronic Card
Transactions ("PERFECT"). Thus, the Company is both an Internet and non Internet company, and both a gaming and non gaming company. focused on connecting the consumer directly to the recipient merchant... no middlepersons.

eGaming Division.

This division of of the Company consists of 777WINS.com and eSportsbetcom. These recent acquisitions are generating revenues and earnings for the Company. eSportsbet and 777WINS.com are both located in Costa Rica. eSportsbet is projecting $1 million in revenue by the fourth quarter of 1999 and 777WINS.com is projecting $500,000 in revenue by the same time period.

It is intended that eSportsbet will have a web presence shortly. 777WINS.com is increasing their band width and is the first Internet casino to offer a Tournament whereby the winners travel to a real
Casino in Costa Rica. eGaming will be creating the sites of Bingo and Slots over the next several months.

The Company is presently generating about $150,000 per month in revenues from this division. A new business unit will be EzyGame,which will be the on site or off site usage of the Company's equipment to effect Lottery and Powerball transactions by ATM card or EzyCard.

(a)  Business Strategy.

There are currently less than 50 off shore sports books servicing an average less than 1000 clients each. In fact, there are less than 10 Internet sites that are fully operational for on-line wagering. In concise terms, less than 0.06 % of bettors are wagering off shore. More significantly, less than 0.0125% of bettors are wagering through the Internet.
 The off shore gambling market is a virgin industry with over 80 million potential customers and virtually no place for these people to bet. We are in a position to exploit this opportunity and have already begun the process.

eSportsbet.com was founded in early 1998 and has recently emerged from its development stage. The sports book has been fully operational since
September 1, 1998. Development of on-line sports wagering services is now complete. This division of the company can best be described as being in the business of providing a legal, reliable, and secure home or bank to place wagers. Our key strengths include state-of-the-art-technology, customer service and innovative marketing. Our management team is in place. We have hired a sports book manager to complete our team. We are currently hiring ten employees to answer phone calls from prospective customers and current clients who wish to place wagers.

The marketplace has been expanding rapidly.  The
Company is now poised to capitalize on the convergence increased Internet access, ease of web site operability and security with a flourishing demand to place wagers in this form. Current customers of offshore sports books are requesting that the Company provide the ability to place wagers on-line much in the same way that individual investors can enact stock transactions on-line with companies such as Fidelity, Schwabb and E-Trade.

To assure the best possible service decisions are made, the Company has implemented the following criteria for servicing the most important asset, the Company's clients: Service assistance for customers with opening new accounts, reducing time, effort and expense by delineating responsibilities by department. Service will be implemented using six separate departments: new accounts, accounts payable and receivable, customer service, phone clerks to accept wagers and the executive office.

Advertising and marketing will be the Company's largest expense; the focus on attaining customers and keeping clients is the Company's foremost goal. The idea is to keep customers indefinitely by continually offering them a valuable service, thereby diminishing the Company's costs of continually reaching and appealing to them. In order to separate the Company from others in this field, wise selection of service offerings is therefore critical to eSportsbet.com's success.

(b)  Marketing and Advertising Strategy.

eSportsbet.com's marketing strategy is to enhance, promote and support the fact that the Company's product is unique in terms of ease of operability, reliability, security. Most importantly, from a bettor's perspective it is the opinion of management that the Company's product offer the highest odds pay outs in the entire industry.

eSportsbet.com's marketing strategy incorporates plans to sell its product through several channels.
These distribution channels include:  Friday,
Saturday and Sunday sports sections of regional newspapers; print media in direct market sports and male dominated periodicals; thirty and sixty second radio spots on popular sports talk radio shows;
printed flyers and brochures handed out at major sporting events. The determining factors in choosing these channels are customer profile; i.e., age, gender, sports enthusiast, etc. Key competition uses only print media in industry publications and word of mouth as distribution channels. The Company's mix of distribution channels will give the advantages of complete market saturation, not limiting the Company to region or sports specific publications versus the competition.

eSportsbet.com recognizes the key to success at this time requires extensive promotion. This must be done aggressively on a wide scale. To accomplish the Company's sales goals, an extremely capable advertising agency and public relations firm will be required.

The Company will develop an advertising campaign built around ease of operability, reliability, security, instant pay outs if requested and most importantly from a bettor's perspective, and, in the opinion of the Company, the highest pay out odds available anywhere in the industry. Further, the Company will develop a consistent reach and frequency with advertising throughout the year. In addition to standard advertising practices, eSportsbet.com will gain considerable recognition through grass roots, guerrilla marketing campaigns. This strategy will include flyers handed out to spectators of the four major sporting events and boxing, promotions made available to local sports bars in Boston and other metropolitan areas.

eSportsbet.com's overall advertising and promotional objectives are to: Position eSportsbet.com as the leader in the market; increase company awareness and brand name recognition; generate qualified sales leads and potential new distributors; create product-advertising programs supporting our market dominant position; coordinate sales literature, materials, telemarketing programs; and direct response promotions in order to continually saturate the market with our name and logo. Establish the proper image of eSportsbet.com which in our opinion is the "bank" of the betting world and indicates that association with security, safety and stability

The Company is building its capabilities in database marketing. Registration cards and periodic customer surveys will help the Company understand the customer, and help to measure the success of the marketing, sales and product activities. The Company plans to develop a customer information system that will help make sound decisions by providing historical answers to the marketing questions that are posed.

The Company will use in house telemarketing service to perform the following functions:

Address customer complaints
Respond to inquiries
Generate new business

(c)  Direct Response Mail.

The Company will be exploring the benefits of incremental, coordinated direct mail programs in the next several months. The Company will be approaching this quantitatively, as customer targeting ability is improved. The Company has purchased mailing lists from sports gambling magazines and newsletters and sports bettors from Las Vegas casinos. In addition, the direct mail activities will be continually directed to the existing customer base to ask for referrals. A $100 betting voucher will be provided to these clients for every referral that signs up.

(d)  Internal/External Newsletter.

The Company is currently planning to produce a newsletter to serve as an informational piece for internal personnel, the sales force, and customers.
It will include sections covering each major department or organization within eSportsbet.com, useful trade information and the latest updates.
Importantly, these newsletters will provide incentives and promotions for clients and new customers.

eGate Division.

EzyLink Consumer Sales Group:

(a)  EzyDepot Transaction Terminal.

The EzyDepot is a low-cost terminal that can be used as a consumer activated shopping and pay-station kiosk. The EzyDepot is an intelligent and programmable device, and features a 4-line display, qwerty keyboard, modem, and built-in receipt printer.
New programming and data can be remotely loaded to units already in the field. In terms of flexibility for consumer operation, any functions that a kiosk or ATM is able to perform, can also be achieved by the EzyDepot

(b)  EzyShop Shopping System.

EzyShop is an exciting new service that allows people to shop for goods while in waiting rooms and other public areas. Catalogs from leading merchandisers and an EzyDepot unit, a compact terminal designed to process credit card transactions, is placed at all EzyShop locations. Consumers browse the catalogs and then place their orders using the EzyDepot. The process simply involves keying in a product code, typing in a delivery address and swiping a major credit card through the EzyDepot's built in credit card reader. A printed receipt confirms the transaction.

By using a small, low-cost device, rather than a traditional PC-based kiosk, an EzyDepot can be profitably placed in locations where a traditional kiosk could not, such as waiting rooms in doctors' offices, car washes, etc.

EzyShop is not a catalog merchandising company.
Instead, we work with some of the nation's leading catalog retailers, providing our client's the flexibility to promote demographically targeted merchandise to their own customers. Therefore, any product or service can be easily sold through EzyShop.

Companies featuring the EzyShop service, called
EzyRetailers, earn a percentage of all sales generated through the EzyDepot. EzyRetailers carry no inventory and have no overhead, yet benefit from the profits generated by this revolutionary new distribution channel.

(c)  EzyPay.

Recent reports from the U.S. Federal Reserve state that an estimated 70+ billion checks are written every year. Overall costs incurred by a merchant or financial institution to process each consumer check can be as high as $3.50. This adds up to more than $40 billion spent each year by retailers to accept check payments.

The Company's EzyPay eliminates the ongoing inconvenience of accepting, processing and handling payments by check, cash or other paper instruments.
Designed to dramatically improve customer service and reduce the inherent cost of processing paper transactions, EzyPay is the means by which pre-authorized debits are electronically transmitted from a customer's credit card account to the businesses' accounts.

EzyPay Benefits

- Simple to use
- Simple implementation
- 100% electronic: no physical handling
- Proven technology
- Flexible
- Automatic collection and deposit
- Pre-authorized payments
- Provides faster funds availability
- Reduces costs of accepting paper checks
- Improves customer retention

EzyPay Applications

- Mortgage or medical payments
- Dues or subscriptions
- Utility bills
- Cable companies
- Telephone companies
- Insurance premiums

eSecure Internet Group:

(a)  eSecure Systems.

One of the Company's most exciting concepts is the use of a traditional ATM card to make purchases over the Internet. The use of an ATM card with PIN ID offers a cost advantage to the retailer, and security advantages to both the consumer and retailer. In the ever expanding world of e-commerce, it is imperative that card based business transactions be safe and secure. The Company's patented eSecure "Same-As-
Cash" technology enabling encrypted remote financial transactions is our solution for providing secure
ATM-card transactions via the Internet. These ATM card with PIN or smart card payments are the same-as-cash in that only the merchant can reverse the transaction. The Company has positioned itself as a "processor", or "gateway", for these transactions and work with banks and ISOs to sign up web merchants for debit acceptance, just as store fronts are signed up for on-line debit acceptance today.

For users of major credit cards, the Company's eSecure "SafeTpay" system allows people to make purchases and payments on-line. By simply swiping a major credit card through any of the Company's eSecure hardware products, the encryption processing systems provide the ultimate in current anti-piracy technology.

(b)  ePINpad.

At the heart of our new ePINpad product is eSecure technology. This system enables the consumer to utilize his or her PC to make on-line purchases and payments with an ATM or credit card! Plug-in software enables the ePINpad to work seamlessly with your current web browser.

(c)  ePocketPay.

For the busy consumer in today's world, desktop or counter top convenience is not enough. The ultimate solution is a portable device, carried with the conumer, which can transact business at any tine.
That device is the "ePocketPay".

The ePocketPay looks and works like a cell phone.
But, because a card reader with processing
capabilities is built into it, it represents a whole
new class of device.  While walking down the street,
riding in a cab, or sitting in your office, someone
can order flowers for a spouse, pay a bill, book
airplane tickets....and simply swipe the card to pay.
The transaction is done and the merchandise or service provider can proceed without risk of non-payment; a risk that is always present in a traditional phone order.

The Company has been granted a broad patent for the ePocketPay, and is seeking strategic alliance(s) with cellular equipment and/or service providers to develop working prototypes.

(d)  eKeys.

For good reason, many consumers have a strong desire to make internet based payments with an ATM or credit card, but don't want any additional hardware cluttering their desktops. As a solution to that dilemma, the Company has patented "eKeys", a simple, integrated and elegant keyboard / credit card reader.
eKeys simply attaches to a PC or Macintosh computer.
Finally, an integrated ATM / credit card compatible encrypting keyboard / reader is at the consumer's fingertips. eKeys also features a built in modem so that the consumer can bypass the internet to make direct secure payments to a vendor or service provider.

Company Staff.

The Company staff consists of 7 employees at 777WINS.com, 11 employees at eSportsbet.com, 4 employees at EzyShop, 6 employees at Rogel
Technologies and 5 corporate staff. The staff expertise ranges from sportsgaming specialists to transaction processing specialists to encryption specialists.

PLAN OF OPERATION

A discussion of the Company's plan of operation over the next 12 months in incorporated into the discussion of the Company's business. See
"Description of Business."

DESCRIPTION OF PROPERTY

The Company currently owns the following property in connection with its operations:

Four servers for the operation of eSportsbet.com and 777WINNS.com, valued at $15,000 each.

(b)  Approximately $50,000 of various office
equipment, including personal computers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the past two years, certain transactions which occurred between the Company and its officers and directors are set forth below. With respect to each such transaction, the Company believes that the terms of each transaction were approximately as favorable to the Company as could have been obtained from an unrelated third party:

(1) The Company utilized cash accounts maintained by ET&T to fund day to day operations of the Company over the period of March 1998 through September 1998.
 At August 31, 1998, the net result of these transactions is a payable to ET&T of $18,969.

 (2)  The Company issued 1,000,000 shares of
restricted common stock to Thomas S. Hughes during May 1997 in exchange for service rendered to the Company. The Company did not receive any cash consideration for this common stock issuance and has treated this as an expense to the Company of $375,000.

(3) On February 18, 1997, Leggoons, Inc. entered into an Agreement to License Assets from Home Point of Sales, Inc.("HPOS") (now know as Electronic
Transactions & Technology - "ET&T")) (this agreement is incorporated by reference at Exhibit 10.1 to this Form SB-2). ET&T is a privately held corporation 70% owned by Thomas S. Hughes, President of the Company, which is focused on the emergence of the Personal
Encrypted Remote Financial Electronic Card
Transactions industry (although this agreement was entered into prior to Mr. Hughes becoming affiliated with the Company, it is included here since certain of the conditions under that agreement have not been completely fulfilled, as discussed below).

The assets included under this agreement are the following: (a) The name "Betting, Inc.", as trademarked by HPOS; (b) The Wagering Gate (receive incoming data transfer commands from the Host Center and other competitive Host Centers who have received
ATM and SMART card wagering payment from off site home or office locations and then who command the Wagering GATE to alert the recipient gaming companies that they have been paid and to respond back with an acknowledgement of such payment; and, the general promotion and education of home ATM and SMART card wagering over the Internet through the HPOS Secure
Computer Keyboard or over the telephone through the HPOS stand alone Infinity unit); (c) the specific application of Wagering with an ATM card or SMART card with the Secure Computer Keyboard (any other uses of the Secure Computer Keyboard, such as Bill
Pay or Impulse Purchase that are not Wagering transactions, are not included); (d) the HPOS developed Merchant Response Software for the specific application only of transacting Off Site ATM and Smart card Wagering through the Wagering Gate; and
(e) HPOS' interest in the use of and revenue from the HPOS Personal Encrypted Remote Financial Electronic
Card transaction relating to the Wagering Business in all HPOS partner countries.

Under terms of this licensing agreement, the Company is to issue 2,900,000 shares of restricted common stock to HPOS in exchange for licensing home ATM card and SMART card wagering technology developed by HPOS.
 Of this amount, 2,755,000 shares were placed in escrow subject to cancellation on February 10, 1998, in the event the bid price of the common stock of the Company is not at least $3.00 per share for any twenty consecutive day period as reported on the NASD's Electronic Bulletin Board or NASDAQ's Small
Cap Market from the date of the agreement through February 10, 1998 (this escrow agreement is incorporated by reference at Exhibit 10.2 to the Form
SB-2).

As of the date of this Prospectus, the terms of the Licensing Agreement have not been met by the Company.
However, the Company has entered into amendment(s) of the original agreement that provide for an extension of the cancellation deadline from February
10, 1998, to September 1, 1999, subject to certain conditions specified in the agreement. All conditions set forth in the original agreement need to be met on or before September 1, 1999. The
Company is currently negotiating an extension of the agreement.

The License Agreement also provides that in the event that the bid price for the common stock of the Company is more than $3.00 per share for any twenty consecutive day period, then HPOS shall have the option to purchase up to 13,822,000 additional shares of the Company common stock at an exercise price of $.30 per share.

(4) On April 28, 1997, the Company entered into a Host Processing Agreement with ET&T for the purpose of having ET&T act as the bank host processing for all Company transactions that are sent by terminals that read credit cards or ATM cards (this agreement is incorporated by reference at Exhibit 10.3 to this Form SB-2). ET&T is to charge the Betting, Inc. a fee of $0.25 per transaction or 2.5% of the wager being sent by Betting, Inc. to gaming operators.
These transactions are to originate from globally placed Betting, Inc. equipment and/or Betting, Inc.
licensed operators.

(5)  On March 27, 1998, the Company entered
into a License Agreement with ET&T for the purpose of licensing additional technology for processing electronic banking transactions (this agreement is incorporated by reference at Exhibit 10.4 to this Form SB-2). This licensing supplements the technology licensed under the Agreement date February
18, 1997. This agreement states that ET&T licenses the following ET&T products to Betting, Inc. for the exclusive global usage of wagering by PERFECT originated ATM cards, credit cards, and smart cards:

The PayMaster, defined as a stand alone terminal that attaches to phone lines and which calls the ET&T host processing center with bank data.

The SLICK, defined as a stand alone keyboard terminal that attaches to phone lines and call the ET&T host processing center with bank data that has bypassed the Internet.

The PocketPay, defined as a pocket sized terminal and telephone that sends bank data by wireless transmission to the ET&T host processing center.

The TV Pin Pad Remote, defined as a set top box and TV remote that sends bank data by landline dial up transmission to the ET&T host processing center.

Each ET&T product is exclusively licensed to Betting, Inc. on a global basis for the application of PERFECT wagering at a licensing fee of $2,000,000 each. The duration of the exclusive license is 20 years. The licensing fee is to be paid by the Company at the rate of $30,000 per month; however, under the terms of this License Agreement, this fee is not due and payable until the technology for a particular product covered by the license has been perfected and is ready for public use. As of the date of this Form
SB-2, only the PayMaster has been perfected. This liability was satisfied in full in June 1999 through the issuance of common stock (as reflected in the Form 10-QSB for the quarter ended June 30, 1999).

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

(a)  Market Information.

The Company's Shares are traded in the over-the-counter market and the range of closing bid prices shown below is as reported by the OTC Bulletin Board.
 The quotations shown reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Per Share Common Stock Bid Prices by Quarter
For the Fiscal Year Ending on December 31, 1999

                               High         Low

First Quarter                  1.0625       0.375
Second Quarter                 0.85         0.41

Per Share Common Stock Bid Prices by Quarter
For the Transition Period Ended on December 31, 1998*

                               High         Low

Transition Period              0.98          0.05

* Due to a change in the fiscal year end of the Company from August 31 to December 31 as a result of the merger of the Company with Betting, Inc.
(Missouri).

Per Share Common Stock Bid Prices by Quarter
For the Fiscal Year Ended August 31, 1998

                               High         Low

First Quarter                  0.12           0
Second Quarter **              0.08           0
Third Quarter                  0.15          0.03
Fourth Quarter                 0.20          0.06

** The Shares did not trade from February 18, 1998
through February 28, 1998

Per Share Common Stock Bid Prices by Quarter
For the Fiscal Year Ended August 31, 1997

                               High          Low

First Quarter                  8             5.875
Second Quarter ***             8.125         7.625
Third Quarter ***              0.8125        0.0625
Fourth Quarter                 0.5625        0.06

***  The Shares did not trade from December 13, 1996
through April 24, 1997

(b)  Holders of Common Equity.

As of August 13, 1999, there were 415 shareholders of record of the Company's common stock.

(c)  Dividends.

The Company has not declared or paid a cash dividend to stockholders since it became a "C" corporation on November 18, 1993. The Board of Directors presently intends to retain any earnings to finance Company operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the Company's earnings, capital requirements and other factors.

EXECUTIVE COMPENSATION

(a) No officer or director of the Company is receiving any remuneration at this time, except as follows: Thomas S. Hughes received a salary payment in June 1999 of $50,000. He had not previously received any salary from the Company.

(b) There are no annuity, pension or retirement benefits proposed to be paid to officers, directors, or employees of the corporation in the event of retirement at normal retirement date pursuant to any presently existing plan provided or contributed to by the corporation or any of its subsidiaries.

(c) No remuneration is proposed to be in the future directly or indirectly by the corporation to any officer or director under any plan which is presently existing.

FINANCIAL STATEMENTS

The Financial Statements required by Item 310 of
Regulation S-B (in the form of the latest Annual
Report on Form 10-KSB and Quarterly Report on Form
10-QSB) are incorporated by reference in this Prospectus, and are set forth in their entirety as Exhibits 13.1 and 13.2 to this Form SB-2.

CHANGES IN AND DISAGREEMENTS WITHACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

(a) On August 1, 1998, the Company engaged the services of George Brenner, C.P.A. of Beverly Hills,
California, to provide an audit of the Company's financial statements for the fiscal years ended
August 31, 1997 and 1998. The former accountant for the Company, BDO Seidman L.L.P. of St. Louis Missouri declined the stand for re-election for the 1997 engagement. The independent auditor's reports for August 31, 1996 and 1995, were modified as to the uncertainties about the Company's ability to continue as a going concern. The decision to change accountants was approved by the Company's Board of Directors with the selection of the successor accountant. The Company and its former accountants had no disagreement during the fiscal years ended
August 31, 1996 and 1995, and through the date they declined to stand for re-election.

(b) Effective on July 19, 1999, the independent accountant who was previously engaged as the principal accountant to audit the registrant's financial statements, resigned. This accountant's report on the financial statements for the past two years neither contained an adverse opinion or a disclaimer of opinion, nor was qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to change accountants was approved by the Board of Directors.

During the registrant's two most recent fiscal years and any subsequent interim period preceding such resignation, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. In addition, there were no "reportable events" as described in Item 304(a)(1)(v)(A) through (D) of Regulation S-K that occurred within the registrant's two most recent fiscal years and the subsequent interim period preceding the former accountant's resignation.

(c)  Effective on July 22, 1999, the firm of Farber &
Hass has been engaged to serve as the new principal accountant to audit the registrant's financial statements. During the registrant's two most recent fiscal years, and the subsequent interim period prior to engaging that accountant, neither the registrant
(nor someone on its behalf) consulted the newly engaged accountant regarding any matter.

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Information on this item is set forth in Propsectus under the heading "Disclosure of Commission Position on Indemnification for Securities Act Liabilities."

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Information on this item is set forth in the Prospectus under the heading "Use of Proceeds."

RECENT SALES OF UNREGISTERED SECURITIES

None.

EXHIBITS

The Exhibits required by Item 601 of Regulation S-B, and an index thereto, are attached.

UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(a)	(1)  File, during any period in which it offers
or sells securities, a post-effective amendment to this registration statement to:

(i)  Include any prospectus required by section
10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2)  For determining liability under the Securities
Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(d) Provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(e)  Insofar as indemnification for liabilities
arising under the Securities Act of 1933 (the "Act")
may be permitted to directors, officers and
controlling persons of the small business issuer
pursuant to the foregoing provisions, or otherwise,
the small business issuer has been advised that in
the opinion of the Securities and Exchange Commission
such indemnification is against public policy as
expressed in the Act and is, therefore,
unenforceable.   In the event that a claim for
indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities
Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of San Pedro, State of California, on September 28, 1999.

eConnect


By: /s/  Thomas S. Hughes
Thomas S. Hughes, President

Special Power of Attorney

The undersigned constitute and appoint Thomas S.
Hughes their true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form SB-2
Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange
Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney0in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature              Title                Date

/s/ Thomas S. Hughes   President, Chief    September 28, 1999
Thomas S. Hughes       Executive Officer,
                       Director

/s/ Jack M. Hall       Secretary, Director September 28, 1999
Jack M. Hall

/s/ Diane Hewitt       Treasurer (Principal September 28, 1999
Diane Hewitt           Financial and
                       Accounting Officer),
                       Director

EXHIBIT INDEX

Exhibit                                            Method of
Number  Description                                Filing

3.1     Articles of Incorporation (incorporated    Incorporated
        by reference to Exhibit 3.1 to the         by
        Registration Statement on Form SB-2 filed Reference on July 2, 1999)

3.2     Certificate of Amendment of Articles of    Incorporated
        Incorporation (incorporated by reference   by
        to Exhibit 3.2 to the Registration         Reference
        Statement on Form SB-2 filed on July 2, 1999)

3.3     Certificate of Amendment of Articles of    See Below
        Incorporation

3.4     Bylaws (incorporated by reference to       Incorporated
        Exhibit 3.3 to the Registration Statement  by
        on Form SB-2 filed on July 2, 1999)        Reference

4.1     Class A Warrant Agreement (incorporated    Incorporated
        by reference to Exhibit 4.2 of Leggoons,   by
        Inc.'s Registration Statement on Form S-1 Referenced filed on October 28, 1993).

4.2     Common Stock Purchase Agreement            See Below

4.3     Registration Rights Agreement              See Below

4.4     Warrant                                    See Below

5,23.1  Opinion Re: Legality; Consent of Counsel   See Below

10.1    Agreement to License Assets (incorporated  Incorporated
        by reference to Exhibit 10.16 to the Form  by
        8-K filed on February 25, 1997)            Reference

10.2    Escrow Agreement (incorporated by reference Incorporated
        to Exhibit 10.17 to the Form 8-K filed on   by
        February 25, 1997)                          Reference

10.3    Host Processing Agreement (incorporated by  Incorporated
        reference to Exhibit 10.3 of the Form       by
        10-KSB/A for the fiscal year ended          Reference
        August 31, 1998)

10.4    Licensing Agreement (incorporated by        Incorporated
        reference to Exhibit 10.4 of the Form       by
        10-KSB/A for the fiscal year ended          Reference
        August 31, 1998)

10.5    Letter of Commitment (incorporated by       Incorporated
        reference to Exhibit 10.5 to the Form       by
        10-QSB for the quarter ended June 30, 1999) Reference

13.1    Latest Annual Report to Security Holders on See Below
        Form 10-KSB/A

13.2 Latest Quarterly Report to Security Holders See Below on Form 10-QSB

23.2    Consent of Accountant                        See Below

24      Special Power of Attorney                    See
                                                     Signature